UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2007

EVERGREEN SOLAR, INC.

(Exact name of registrant as specified in charter)

Delaware	000-31687	04-3242254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

138 Bartlett Street

Marlboro, Massachusetts 01752
(Address of Principal Executive Offices)  (Zip Code)

(508) 357-2221
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Form Address, if Changed Since Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment to our Current Report on Form 8-K, which was initially filed with the Securities and Exchange Commission on June 25, 2007, is being filed to clarify disclosure relating to certain terms of our revised Compensation Policy for directors.

Item 1.01.   Entry Into a Material Definitive Agreement.

Director Compensation

On June 20, 2007, the Board of Directors (the "Board") of Evergreen Solar, Inc. (the "Company"), on the recommendation of the Company's Compensation Committee and following a competitive assessment, approved a revised Compensation Policy for directors effective July 1, 2007. Under this Policy, directors will receive a grant of 10,000 restricted shares of the Company's common stock on July 25, 2007, or such later date upon their initial election or appointment to the Board, and 5,000 restricted shares of the Company's common stock at each annual meeting beginning in 2008. The grants will be made pursuant to the Company's Amended and Restated Stock Option and Incentive Plan.  The shares granted vest upon the later of the date of the grant or the second anniversary of each director's service on the Board.  With respect to the grant for 10,000 restricted shares, each director may make a single sale of up to 4,000 of the shares to satisfy personal income tax obligations that result from the vesting of the shares.  The remainder of the restricted shares must be held by each director until he leaves the Board, at which time the shares become fully transferable. Directors receive an annual retainer of $20,000 ($30,000 for the lead director) and $1,500 for each meeting in person and $750 telephonically, for full Board and each committee meeting. The committee chairs receive the following annual retainers: Audit Committee-$12,000; Compensation Committee-$6,000 and Nominating and Corporate Governance Committee-$6,000.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

     Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.

Date:  December 17, 2007                               By:  /s/ Michael El-Hillow

                                                                                Michael El-Hillow
Chief Financial Officer and Secretary